AGREEMENT AND PLAN OF MERGER

among

DIGI INTERNATIONAL INC.,

KARAT SUB INC.

and

Z-WORLD, INC.

Dated as of May 26, 2005

i

ii

Exhibits

Articles of Incorporation of Surviving Corporation	A

By-Laws of Surviving Corporation	B

Consideration Payable to Shareholders and Optionholders	C

Required Consents	D

Form of Legal Opinion of Morrison & Foerster LLP	E

Form of Indemnification Agreement	F

Form of Non-Competition Agreement	G

Form of Legal Opinion of Faegre & Benson LLP	H

iii

     AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2005 (this “Agreement”), among Digi International Inc., a Delaware corporation (“Buyer”), Karat Sub Inc., a California corporation formed and wholly owned by Buyer (“Buyer Subsidiary”), and Z-World, Inc., a California corporation (the “Company” and, together with Buyer Subsidiary, sometimes hereinafter referred to as the “Constituent Corporations”). Certain terms used in this Agreement have the meanings given thereto in Section 9.8 hereof.

     WHEREAS, the respective Boards of Directors of the Company, Buyer and Buyer Subsidiary have determined that it is advisable and in the best interests of their respective shareholders to consummate, and have approved, the merger of the Buyer Subsidiary with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement; and

     WHEREAS, the Company, Buyer and Buyer Subsidiary desire to make certain representations, warranties and agreements in connection with, and to prescribe various conditions to, the Merger.

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I—THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (defined in Section 1.3), the Buyer Subsidiary shall be merged with and into the Company in accordance with the laws of the State of California. The Company shall be the surviving corporation in the Merger. Throughout this Agreement, the term “Surviving Corporation” shall refer to the Company in its capacity as the surviving corporation in the Merger. The effects and the consequences of the Merger shall be as set forth in Section 1.4.

     Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time), on May 26, 2005, or at such other time as is agreed to in writing by the parties (the date of the Closing is referred to as the “Closing Date”). The Closing shall take place at the offices of Faegre & Benson LLP, 90 South Seventh Street, Minneapolis, Minnesota 55402, or at such other location as is agreed to in writing by the parties.

     Section 1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, an appropriate officer of each of the Constituent Corporations shall execute and acknowledge a duly prepared agreement of merger and officers’ certificates thereto (together, the “Certificate of Merger”), which shall be filed with the Secretary of State of the State of California in accordance with Section 1103 of the California General Corporation Law (the “CGCL”). The Certificate of Merger shall be filed as soon as practicable on the Closing Date (or such other date as is agreed to in writing by the parties) following the Closing. The Merger shall become effective at the close of business on the Closing Date or at such other legally permissible time as is agreed to by the parties and provided in the Certificate of Merger (the date and time the Merger becomes effective is referred to as the “Effective Time”).

     Section 1.4 Effects of the Merger. At the Effective Time:

     (a) The Buyer Subsidiary shall be merged with and into the Company, the separate corporate existence of the Buyer Subsidiary shall cease, and the Company shall be the Surviving Corporation;

     (b) the Articles of Incorporation and the By-Laws of the Surviving Corporation shall be the Articles of Incorporation and the By-Laws in the form of Exhibit A and Exhibit B hereto; and

     (c) the Merger shall have all the effects prescribed in the CGCL.

     Section 1.5 Directors and Officers. The directors of Buyer Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, such directors to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws. From and after the Effective Time, the officers of the Surviving Corporation shall be as set forth below:

Joseph T. Dunsmore	President
Subramanian Krishnan	Vice President, Chief Financial Officer,
Treasurer and Secretary

     Each such officer shall serve until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws.

ARTICLE II—MERGER CONSIDERATION; CONVERSION OF COMPANY SHARES IN THE MERGER; STOCK OPTIONS

     Section 2.1 Merger Consideration; Conversion of Company Shares in Merger. The manner of converting shares of the Company and the Buyer Subsidiary in the Merger shall be as follows:

     (a) At the Effective Time, all of the shares of Class A Voting Common Stock of the Company (the “Class A Common Stock”) and Class B Nonvoting Common Stock of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $49,000,000.00 minus the Option Consideration (as defined in Section 2.2 hereof) (the “Merger Consideration”).

     (b) At the Effective Time, (i) all issued and outstanding Company Shares to be converted pursuant to this Section 2.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate in accordance with Section 2.3, Merger Consideration as contemplated by Section 2.3; and (ii) each share of Common Stock, par value $.01 per share, of Buyer Subsidiary issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the same number of shares of Common Stock of the Surviving Corporation.

     Section 2.2 Option Consideration. As no outstanding option to purchase Company Shares (each, an “Option” and, collectively, the “Options”) will be assumed by Buyer or Buyer Subsidiary and no substitute options to purchase capital stock of Buyer or Buyer Subsidiary will be granted in connection with the Merger, each vested or unvested Option shall expire at the Effective Time pursuant to the terms of the Company’s 1997 Stock Option Plan, as amended, and become the right to receive an amount in cash, rounded to the nearest whole cent, equal to (i) the difference between $68.40982341 and the per share exercise price of such Option multiplied by the number of Company Shares subject to such Option, less (ii) the amount of any applicable withholding tax obligations with respect to the payment of the amount of such difference. The aggregate amount of consideration payable to the holders of Options pursuant to this Section 2.2 is referred to in this Agreement as the “Option Consideration.”

     Section 2.3 Payment for Company Shares and Options in the Merger.

     (a) At the Effective Time, Buyer shall deliver to each holder of certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) current funds in that amount which bears the same ratio to the total Merger Consideration as the number of Company Shares represented by the Certificates surrendered by such holder to Buyer for cancellation bears to the total number of Company Shares issued and outstanding immediately prior to the Effective Time. The amounts payable to the various shareholders of the Company upon surrender of their Certificates are set forth on Exhibit C hereto.

     (b) At the Effective Time, Buyer shall deliver to each holder of an Option current funds in the amount calculated in accordance with Section 2.2 with respect to each Option. The amounts payable to the various holders of Options in connection with the Merger are set forth on Exhibit C hereto.

     Section 2.4 No Transfer of Company Shares. No transfer of Company Shares shall be made on the stock transfer books of the Company after the date hereof.

     Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by shareholders who have the right (to the extent such right is available by law) to demand and receive payment of the fair value of their Company Shares in the manner provided in Chapter 13 of the CGCL and have not failed to perfect or effectively withdrawn or lost such right under the CGCL, as the case may be, prior to the time provided therefor under the CGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration; provided, however, that if any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost such right, such Company Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the Merger Consideration, without interest. Buyer shall cause the Surviving Corporation to honor its obligations under the CGCL to holders of Dissenting Shares.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Buyer and Buyer Subsidiary that as of the Effective Time:

     Section 3.1 Organization and Qualification.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the requisite power and authority and all necessary permits, licenses and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. Set forth in Company Disclosure Schedule 3.1 is a list of each jurisdiction in which the Company is qualified to do business as a foreign corporation.

     (b) The Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock, options, warrants or other rights to purchase capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

     Section 3.2 Capitalization.

     (a) The authorized capital stock of the Company consists of 1,000,000 shares of Class A Common Stock, 1,000,000 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock, undesignated as to rights and preferences. As of the date hereof, 45,325 shares of Class A Common Stock, 648,214 shares of Class B Common Stock and no shares of Preferred Stock are issued and outstanding, all of the outstanding shares of Class A Common Stock and Class B Common Stock are duly authorized validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. The shareholders, and holders of subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities, of the Company, and the number of shares of capital stock of the Company, and the number of such subscriptions, warrants, options, convertible securities, and other such rights, held by each, and their respective addresses as set forth on the books of the Company, are as set forth in Company Disclosure Schedule 3.2. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company is as set forth in the organizational documents of each, copies of which have been provided to the Company, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. Except as set forth in Company Disclosure Schedule 3.2, (i) no person is known to the Company to own any share of capital stock of the Company, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire any equity securities or other securities of the Company is authorized or outstanding and (iii) there is no commitment by the Company to issue shares, subscription, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities, any evidence of indebtedness or asset.

     (b) Except as set forth in Company Disclosure Schedule 3.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

     (c) Except as set forth in Company Disclosure Schedule 3.2, there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, registration rights agreements, buy-sell agreements, rights of first refusal, co-sale rights, preemptive rights or proxies relating to any securities of the Company (whether or not the Company is a party thereto).

     (d) All of the outstanding securities of the Company were issued in compliance with all applicable securities laws.

     Section 3.3 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, including, without limitation, all prior approval of the Company’s shareholders required under the CGCL in order to permit consummation of the Merger. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company. Assuming the due authorization by the Buyer and Buyer Subsidiary, and the due execution and delivery by the Buyer and Buyer Subsidiary, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

     Section 3.4 No Conflict, Required Filings and Consents

     (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) except as set forth in Company Disclosure Schedule 3.4, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of the Company.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for filing and applicable requirements of Buyer under United States securities laws and state securities or “blue sky” laws and the CGCL.

     Section 3.5 Compliance. Except as to the extent that there is no Material Adverse Effect on the Company:

     (a) The Company is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected.

     (b) The Company has obtained and is now in possession of all governmental permits, licenses, orders, approvals, concessions, registrations, qualifications, authorizations, permissions and similar filings including, without limitation, those relating to Environmental Laws, occupational safety and health and equal employment practices (the “Permits”) that are required for the operation of the business of the Company.

     (c) No notice, citation, summons or order has been issued, no complaint has been filed and no penalty has been assessed which is outstanding or has been resolved by the Company during the two years preceding the Closing Date and no investigation or review is pending or threatened by any governmental or other entity with respect to the Permits. The Permits are in full force and effect. To the knowledge of the Company, no such notice, citation, summons or order has been proposed.

     Section 3.6 Financial Statements. True and complete copies of (i) the audited balance sheets of the Company as of September 30, 2004 and 2003, and the related audited statements of income, shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto (collectively referred to herein as the “Company Financial Statements”) and (ii) the unaudited balance sheet of the Company as of March 31, 2005 and the related statements of income (collectively referred to herein as the “Company Interim Financial Statements”) have been delivered by the Company to Buyer and have been attached hereto as Company Disclosure Schedule 3.6. Except as to the specific items set forth in Company Disclosure Schedule 3.6, the Company Financial Statements and the Company Interim Financial Statements were prepared in accordance with the books of account and other financial records of the Company, fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the Company as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included with the Company Financial Statements for September 30, 2004). The Company Financial Statements and Company Interim Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

     Section 3.7 Absence of Certain Changes or Events. Since March 31, 2005, except as contemplated by this Agreement or as set forth in Company Disclosure Schedule 3.7, the Company conducted its business only in the ordinary course and in a manner consistent with past practice and, since March 31, 2005, there has not been (i) any Material Adverse Change with regard to the Company, (ii) any change by the Company in its accounting methods, principles or practices, other than changes required by GAAP, (iii) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice and in accordance with GAAP, (iv) any issuance by the Company of any stock, bonds or other corporate securities, (v) borrowing of any amount or incurrence of any material obligation or material liability (absolute, accrued or contingent) by the Company, except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business, (vi) discharge or satisfaction of any material lien or material encumbrance or payment of any material obligation or material liability (absolute, accrued or contingent) by the Company, other than current liabilities shown on the Company Interim Financial Statements and current liabilities incurred since the date of the Company Interim Financial Statements in the ordinary course of business, (vii) mortgage, pledge, encumbrance or lien on any of the material assets of the Company, tangible or intangible, other than liens for current real property taxes not yet due and payable, (viii) sale, assignment or transfer of any of the material tangible assets of the Company except in the ordinary course of business, or cancellation by the Company of any material debt or material claim except in the ordinary course of business, (ix) sale, assignment, transfer or grant of any exclusive license with respect to any Intellectual Property (as defined in Section 3.13 hereof) or other intangible asset of the Company, (x) any loss of property or waiver of any right of substantial value, whether or not in the ordinary course of business, (xi) any action by any of the largest twenty customers or largest twenty suppliers of the Company (as measured by amounts received by the Company from such customers or amounts paid by the Company to such suppliers during the twelve month period ending on the date of the Company Interim Financial Statements) to terminate, materially reduce or threaten to terminate its purchases from or provision of products or services to the Company, as the case may be, (xii) any entry by the Company into any commitment or transaction material to the Company, (xiii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (xiv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company, except in the ordinary course of business consistent with past practice, or (xv) any commitment to do any of the foregoing.

     Section 3.8 Absence of Litigation. Except as set forth in Company Disclosure Schedule 3.8, since December 31, 2002 there has not been, and there currently is not, any claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. Neither the Company nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award.

     Section 3.9 Employee Benefit Plans.

     (a) Company Disclosure Schedule 3.9 lists each Employee Plan that covers any employee of the Company, copies or descriptions of all of which have previously been made available or furnished to the Company. With respect to each Employee Plan, the Company has provided the current plan document (including all amendments thereto), the most recently filed Form 5500 and an accurate summary plan description of such plan.

     (b) Company Disclosure Schedule 3.9 also includes a list of each Benefit Arrangement of the Company, copies or descriptions of which have been made available or furnished previously to the Company.

     (c) Except as set forth on Company Disclosure Schedule 3.9, none of the Employee Plans or other arrangements listed on Company Disclosure Schedule 3.9 cover any non-United States employee or former employee of the Company.

     (d) No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan of the Company.

     (e) No Employee Plan of the Company is a Multiemployer Plan and no Employee Plan of the Company is subject to Title IV of ERISA. The Company and its ERISA Affiliates have not incurred nor reasonably expect to incur any material liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA or arising in connection with any complete or partial withdrawal from a Multiemployer Plan. Following the Closing, neither Buyer nor the Company will have any material liability with respect to any Employee Plan or Benefit Arrangement of any entity that was an ERISA Affiliate of the Company at any time prior to the Closing.

     (f) Each Employee Plan of the Company which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Company copies of the most recent Internal Revenue Service determination letters with respect to each such plan. Each Employee Plan of the Company has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

     (g) Each Benefit Arrangement of the Company has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement of the Company, except for noncompliance which individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the Company.

     (h) With respect to the employees, former employees and beneficiaries of employees or former employees of the Company, there are no post-retirement medical, health or life insurance plans in effect, except as required by Section 4980B of the Code. No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     (i) Except as set forth on Company Disclosure Schedule 3.9, all contributions and payments accrued under each Employee Plan and Benefit Arrangement, in each case of the Company, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date. Except as disclosed in writing to the Company prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that individually or collectively would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

     (j) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (k) Except as disclosed on Company Disclosure Schedule 3.9, no employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit as a result of the transactions contemplated hereby.

     Section 3.10 Labor Matters. Except as set forth in Company Disclosure Schedule 3.10, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company and any of its respective employees, which controversies have or could have a Material Adverse Effect on the Company, (ii) the Company is in material compliance with all requirements of applicable federal, state, local and foreign laws and regulations governing employment and employee relations, (iii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees, (iv) the Company has not breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against the Company under any such agreement or contract, (v) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any current union representation questions involving employees of the Company, and (vi) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company.

     Section 3.11 Title to Assets; Real Property and Leases.

     (a) The Company has good and marketable title to all its properties and assets to conduct its business as currently conducted, with only such exceptions as, individually or in the aggregate, could not have a Material Adverse Effect on the Company.

     (b) Company Disclosure Schedule 3.11(b)(i) contains a list of all real property owned by the Company (“Owned Property”). Company Disclosure Schedule 3.11(b)(ii) contains a list of real property leased by the Company (the “Leased Property”), the applicable lease agreements (the “Real Property Leases”), the name of the lessor, the date of the lease agreement and each amendment thereto and the aggregate annual rental or other fee payable under each of the Real Property Leases. Except as set forth on Company Disclosure Schedule 3.11, each parcel of the Owned Property and the Leased Property (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice, and (D) all matters of record and Liens described on Company Disclosure Schedule 3.11, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. The Company has provided to the Buyer true and correct copies of each of the Real Property Leases (including any amendments or modifications thereto). The Company is not in default under any Real Property Lease, and to the knowledge of the Company, no other party is on default thereof.

     Section 3.12 Proprietary Information of Third Parties. To the knowledge of the Company, no third party has claimed or has reason to claim that any person employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any Trade Secret (as defined in Section 3.13 hereof) or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the knowledge of the Company: (a) no third party has requested information from the Company which suggests that such a claim might be contemplated; (b) no person employed by or affiliated with the Company has employed or proposes to employ any Trade Secret or any information or documentation proprietary to any former employer, and (c) no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation. To the knowledge of the Company, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any noncompetition contract, covenant or instrument under which any such person is obligated.

     Section 3.13 Intellectual Property Rights.

          (a) For purposes of this Agreement, the term:

          “Copyright” means all rights in original works of authorship fixed in any tangible medium of expression, including any rights provided in 17 U.S.C. § 106 and § 106A and any rights of attribution and integrity and other “moral rights of authors” to the extent now or hereafter permitted, under the copyright laws of the United States or any other country (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), including, but not limited to, all renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, including without limitation those listed on Company Disclosure Schedule 3.13.

          “Intellectual Property” means all Patents, Copyrights, Trade Secrets, Know-How, Trademarks, rights in Mask Works (as described in 17 U.S.C. §901 et seq.), domain names, uniform resource locators (URLs), whether common law, statutory or otherwise, domestic and foreign, and all registrations, registration applications, rights related to the foregoing.

          “Internal Software Systems” means the computer software (excluding the Software Products), computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software systems that are used or relied on by the Company for its internal operations.

          “Know-How” means all factual knowledge and information that gives to one the ability to produce or market something that one otherwise would not have known how to produce or market with the same accuracy or precision, including without limitation all formulae, algorithms, processes, procedures, writings, data, protocols, techniques, proposals, designs, ideas, concepts, strategic, research and development information and related documentation, business and other plans, research, inventions and invention disclosure (whether patentable or unpatentable or whether reduced to practice), and all records of the foregoing, test, engineering and technical data, proprietary information and methodologies, communications and associated peripheral devices and resources; computer software, programs and code, both object and source, in whatever form and media, databases, specifications and other information processing tangible and intangible items.

          “Licensed Intellectual Property” shall mean Intellectual Property that the Company uses or has the right to use pursuant to Third Party Licenses.

          “Non-Owned Intellectual Property” shall mean (i) Licensed Intellectual Property and (ii) Intellectual Property that is publicly available for use without restriction or obligation of any kind to any other person or entity.

          “Owned Intellectual Property” shall mean Intellectual Property (i) created, conceived, or developed by employees of the Company who have assigned or have an obligation to assign all rights to the Company or (ii) to which the Company has acquired, by purchase, assignment or other transfer the unconditional, unrestricted, exclusive right to control or prevent any and all use of such Intellectual Property by others without the consent or approval of or payment to, any other person.

          “Patent” means all classes or types of patents, design patents, utility patents, including, without limitation, originals, divisions, continuations, continuations-in-part, extensions, reexaminations, or reissues, published and non-published patent applications and invention disclosures for these classes or types of patent rights (whether or not patentable and whether or not reduced to practice) in any country of the world.

          “Software Products” shall mean the computer software programs licensed by the Company to others, including without limitation, the functional requirements, design specifications, documentation and all other specifications applicable thereto.

          “Third Party Licenses” shall mean all licenses, agreements, obligations or other commitments under which a person has granted the Company a right to use any Intellectual Property in connection with the Company’s business but retains one or more rights to use such Intellectual Property, including without limitation those Third Party Licenses listed and described on Company Disclosure Schedule 3.13.

          “Trade Secrets” means any information that generally facilitates the production, manufacturing, marketing, or sale of products or services, increases revenues, or provides an advantage over the competition, and is not generally known.

          “Trademark” means service marks, trademarks, trade names, brands, product and service names, logos, other identifications used or intended for use in commerce, and other indications of source, endorsement, or sponsorship, whether in connection with products or services, together with all goodwill related to any of the foregoing, including without limitation those listed on Company Disclosure Schedule 3.13.

     (b) Except as specifically set forth in detail on Company Disclosure Schedule 3.13:

     (i) Title. The Company owns all legally enforceable right, title and interest to all Owned Intellectual Property free and clear of all liens, claims, encumbrances and other restrictions without an obligation to pay any royalties, license fees or other amounts to any other person or entity. The Company has not received and the Company does not have any knowledge of any notice, claim or allegation from any person or entity questioning the right of the Company to use, possess, transfer, convey or otherwise dispose of any Intellectual Property (other than the Licensed Intellectual Property) or questioning the right of the Company to use any Licensed Intellectual Property.

     (ii) Employees. Each employee, agent, consultant and contractor, who has contributed to or participated in the conception, creation or development of the Intellectual Property (other than Licensed Intellectual Property) on behalf of the Company has executed a valid written assignment in favor of the Company as assignee, that has caused the conveyance to such Company all right, title and interest in and to all tangible and intangible property, throughout the world, arising from such individual’s or entity’s work.

     (iii) Third-Party Infringement. To the knowledge of the Company, there is no unauthorized use, disclosure, infringement, dilution, misappropriation, or other violation by any third party (including any employee or former employee of the Company) of any Intellectual Property of the Company or of any right of any third party in Intellectual Property licensed by or through the Company. No claims have been made by or against the Company for any unauthorized use, disclosure, infringement, dilution, misappropriation, or violation by others of any rights with respect to any Intellectual Property. To the knowledge of the Company, there are no such claims that the Company may have the right (or a reasonable basis) to make or assert. The Company has complied with Patent, Trademark, Copyright, and Mask Works notice and marking requirements for the Intellectual Property necessary and sufficient for the Company to obtain the benefit of all available statutory remedies against third-parties.

     (iv) Infringement. The Company has not received any communications from any third party containing any express or implied allegation that the Company is or may be infringing, diluting, misappropriating, or otherwise violating any of such third party’s Intellectual Property. The Company is not currently evaluating any Intellectual Property of any third party (and has not conducted any such evaluations in the past five years) to determine whether a license thereof is necessary or desirable or whether such Intellectual Property may otherwise have a Material Adverse Effect on Company’s business. To the knowledge of the Company, the Company’s use of the Intellectual Property has not and will not after the Closing violate, dilute, interfere with or infringe upon the rights of any other individual or entity nor did or will such use by the Company or its successor constitute a breach of any agreement, obligation, promise or commitment by which the Company was bound or constituted a violation of any laws, regulations, ordinances, codes or statutes in any jurisdiction.

     (v) Freedom to Operate. The Company has all rights in Intellectual Property necessary to conduct the business as it is currently conducted and as proposed to be conducted by the Company after the Closing and such rights will not be adversely affected as a result of or in connection with the execution and delivery of this Agreement, the Closing or the consummation of any of the transactions contemplated hereby. The Company’s use of the Intellectual Property in its business as presently conducted, has not and will not violate, interfere with or infringe upon the rights of any other individual or entity nor does such use by the Company constitute a breach of any agreement, obligation, promise or commitment by which the Company may be bound or constitute a violation of any laws, regulations, ordinances, codes or statutes in any jurisdiction.

     (vi) Know-How and Trade Secrets. The Company has taken all actions that a reasonably prudent person in the Company business would take to maintain Know-How and Trade Secrets as confidential and proprietary, and to protect against the loss, theft or unauthorized use of such Know-How and Trade Secrets. The Know-How and Trade Secrets are not in the public domain and have not been divulged or appropriated to the detriment of the Company. Company’s records include sufficient documentation of the Know-How and Trade Secrets, such as manufacturing and engineering plans, blueprints, designs, process instructions, formulae, quality assurance protocols and procedures and the like, to enable persons who are reasonably skilled and proficient in the relevant subject matter to continue the same in the ordinary course of business without unreasonable delay, expense, or reliance on the memory of any individual.

     (vii) Licenses. The Company has not (i) granted any licenses or other rights, and the Company has no obligation to grant any licenses or other rights, with respect to any Intellectual Property or (ii) entered into any covenant not to compete or contract limiting or purporting to limit the ability of the Company to exploit fully any Intellectual Property or to transact business in any market or geographical area or with any person. With respect to Third Party Licenses, (i) to the knowledge of the Company, the Company is not in breach or default with respect thereto, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder and (ii) the Company has not repudiated any provision thereof. The Company has no agreement to indemnify any individual or entity against any charge of infringement of any Intellectual Property, other than indemnification provisions normal and usual for the Company’s industry contained in purchase orders or license agreements arising in the ordinary course of business.

     (viii) Validity. There is no interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge, complaint, demand, notice, claim, dispute nor any claim of infringement, dilution, misappropriation or other violation by the Company of any Intellectual Property or other proprietary rights of any other individual or entity pending or, to the knowledge of the Company, threatened or pending against the Company. All statements and representations made by the Company in any pending Intellectual Property applications, filings or registrations were true in all material respects as of the time they were made. No registered Copyright, registered or unregistered

Trademark, or Patent used in the business (other than in circumstances where the Company has intentionally allowed registered Copyright, registered or unregistered Trademark, or Patent not material to the business to lapse, expire, become abandoned or be canceled) has lapsed or is being allowed to lapse, expired or been abandoned, invalidated, or canceled, in whole or in part, or is subject to any injunction, judgment, order, decree, ruling or charge or is subject to any pending or, to the knowledge of the Company, threatened oppositions, cancellations, interferences or other proceedings before the United State Patent and Trademark Office, the Trademark Trials and Appeals Board, the United States Copyright Office or in any other registration authority in any country.

     (ix) Software Documentation. The documentation and the source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials that describe the operation, functions or technical characteristics applicable to the Software Products and Internal Software Systems are complete in all material respects, have been faithfully and accurately compiled in accordance with standards generally practiced by companies whose principal business is creation or development of software or other Know-How and are sufficient to permit the Company to support and maintain its products and services and enforce any rights is has to control or prevent use of such Software Products and Internal Software Systems by others. The Software Products and Internal Software Systems under development by the Company are being developed in accordance with standards generally practiced by companies whose principal business is creation or development of software.

     (x) Software Operation. As of the Closing Date, the Software Products and Internal Software Systems substantially conform to the Company’s current functional requirements, design specifications, documentation and other specifications and will perform substantially in accordance with the foregoing.

     (xi) Software Security. The Company has taken all actions that a reasonably prudent person in the Company’s business would take to protect against the existence of (i) any protective, encryption, security or lock-out devices that might in any way interrupt, discontinue or otherwise adversely affect the Software Products and Internal Software Systems or Buyer’s use thereof; and (ii) any so-called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials which could improperly interfere with the operation or use of the Software Products and Internal Software Systems, wrongfully and/or without the authorization of Buyer. The Company has been and continues to be in full compliance with the on-line data privacy policy posted on its web page.

     (xii) Software Confidentiality. The Company has taken all actions that a reasonably prudent person in the Company business would take to maintain its source code as confidential and proprietary, to protect against the loss, theft or unauthorized use of such source code, and to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by Patents or

Copyrights (“Confidential Information”). The Company has not authorized the use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party except pursuant to the terms of a written agreement between the Company and such third party. The Company’s use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

     Section 3.14 Taxes. Except as set forth in Company Disclosure Schedule 3.14:

     (a) The Company has timely filed all Returns required to be filed and paid all Taxes shown as due on such Returns. All such Returns were complete and correct in all material respects. All Taxes with respect to which the Company has become obligated have been paid and adequate reserves have been established for all Taxes accrued but not yet payable (including, without limitation, any Taxes arising out of, or in connection with, the transactions contemplated by this Agreement). The Company is not currently the beneficiary of any extension of time within which to file any Return. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. The Company is not a party to any Tax sharing or similar agreement with any person.

     (b) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns filed or required to be filed by the Company. All deficiencies asserted or assessments made as a result of any examinations of such Returns have been fully paid, or are fully reflected as a liability, or are being contested and an adequate reserve therefor has been established, in the Company Financial Statements or Company Interim Financial Statements, as applicable. There are no liens for Taxes (other than for current Taxes of the Company not yet due and payable) upon the assets of the Company.

     Section 3.15 Environmental Matters.

     (a) The Company has complied in all material respects with all applicable foreign, federal, state and/or local laws (including without limitation case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) that are intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”).

     (b) The Company has not handled, generated, used, stored, transported or disposed of any substance or waste which is regulated by Environmental Laws, except for reasonable amounts of ordinary office supplies, manufacturing supplies and/or office cleaning supplies which have been used in compliance with Environmental Laws.

     (c) There are no “Environmental Liabilities.” For purposes of this Section, “Environmental Liabilities” are liabilities which (i) arise out of or in any way relate to the Company or any real estate at any time owned, used or leased by the Company, or the Company’s use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Effective Time.

Section 3.16 Certain Interests.

     (a) Except as set forth on Company Disclosure Schedule 3.16, none of the Company or any affiliate of the Company, any officer or director of the Company or any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

     (i) has any ownership or financial interest in any competitor, supplier, or customer of the Company with a fair market value in excess of $10,000 (other than rights of ownership of securities of a publicly-held corporation amounting to less than one percent of any class of outstanding securities);

     (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses in the conduct of its business or otherwise; or

     (iii) has outstanding any indebtedness to the Company.

     (b) Except as set forth in Company Disclosure Schedule 3.16, the Company does not have any liability or any obligation of any nature whatsoever to any officer, director or shareholder of the Company, or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

Section 3.17 Material Contracts.

     (a) Except for those agreements set forth on Company Disclosure Schedules 3.2, 3.9, 3.10, 3.11(b)(ii), 3.13 and 3.19, Company Disclosure Schedule 3.17 lists all other agreements relating to Intellectual Property and each of the following contracts and agreements of the Company other than any cancelable purchase orders or purchase orders for an amount less than $50,000 (such contracts and agreements, together with all contracts or other agreements listed on Company Disclosure Schedules 3.2, 3.9, 3.10, 3.11(b)(ii) and 3.19 to which the Company is a party or by which the Company or any of its assets are bound, being the “Company Material Contracts”):

     (i) each distributor, dealer, manufacturer’s representative or sales agency agreement which is (A) exclusive as to territory or product line, (B) material to the business of the Company, or (C) not terminable on less than 90 days’ notice without material cost or other material liability to the Company;

     (ii) each sales agreement with a customer of the Company under the terms of which the Company is likely to receive more than $50,000 in the aggregate during the calendar year ending December 31, 2005 and which entitles such customer to a rebate or right of set-off, to return any product to the Company after acceptance thereof (other than standard warranty returns, the terms of which have been disclosed on Company Disclosure Schedule 3.17(a)(ii)), or which varies in any material respect from the Company’s standard form agreements;

     (iii) each agreement with any supplier under the terms of which the Company is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 2005 and containing any provision permitting any party other than the Company to renegotiate the price or other material terms upon the failure of the Company to meet its obligations thereunder or containing any payback or similar provisions;

     (iv) each agreement for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment, outside the ordinary course of business consistent with past practice and which exceeds $50,000 in the aggregate;

     (v) each agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any material asset of the Company;

     (vi) each guaranty of any obligation for borrowed money;

     (vii) each agreement under which the Company has limited or restricted its right to compete in any geographical area or with any person in any respect;

     (viii) each agreement or group of related agreements with the same party under the terms of which the Company is likely to pay consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 2005, and which is not terminable by the Company without penalty upon notice of 30 days or less; and

     (ix) all contracts and agreements the absence of which would have a Material Adverse Effect on the Company.

     (b) To the knowledge of the Company, each Company Material Contract (i) is valid and binding on the respective parties thereto and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence.

     (c) The Company has not received any notice of default under, or is in default under or in material breach of, any Company Material Contract and the Company does not have any present expectation or intention of not performing any material obligation under any Company Material Contract and, to the knowledge of the Company, no party to any Company Material Contract other than the Company has breached or intends to breach any Company Material Contract.

     (d) True and correct copies of all Company Material Contracts have been heretofore delivered to the Buyer.

     Section 3.18 Officers. Company Disclosure Schedule 3.18 sets forth a list of the names of the officers of the Company, together with the title or job classification of each such person.

     Section 3.19 Employees. Except as set forth in Company Disclosure Schedule 3.19, no officer or key employee of the Company has advised the Company (orally or in writing) that he intends to terminate employment with the Company. Except as set forth in Company Disclosure Schedule 3.19 or employment agreements to be entered into as part of the transactions contemplated hereby, no person has an employment or consulting agreement or understanding, whether oral or written, with the Company, which is not terminable on notice by the Company without cost or other liability to the Company.

     Section 3.20 Distributors. The Company has provided Buyer with a schedule accurately detailing the Company’s sales to its twenty largest distributors (as measured by amounts received by the Company from such distributors during the six month period ending March 31, 2005) during the six month period ending March 31, 2005 and the inventory of the Company’s products held by such distributors as of May 5, 2005.

     Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 3.22 Full Disclosure. Neither the Company nor any of its officers has knowingly withheld from Buyer any material facts relating to the Company.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUBSIDIARY

     Buyer and Buyer Subsidiary hereby represent and warrant to the Company that:

     Section 4.1 Organization. Each of Buyer and Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     Section 4.2 Authority Relative to this Agreement. Each of Buyer and Buyer Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Buyer and Buyer Subsidiary of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action of Buyer and Buyer Subsidiary, and no other corporate proceedings on the part of Buyer or Buyer Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and Buyer Subsidiary. Assuming the due authorization by the Company, and the due execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Buyer and Buyer Subsidiary, enforceable in accordance with its terms.

Section 4.3 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Buyer and Buyer Subsidiary does not, and the performance of this Agreement by Buyer and Buyer Subsidiary will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Buyer or the Articles of Incorporation or By-Laws of Buyer Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or Buyer Subsidiary or by which any property or asset of Buyer or Buyer Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer or Buyer Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Buyer or Buyer Subsidiary, except, in the case of (ii) and (iii), for such conflicts, violations, breaches, defaults, rights, liens and encumbrances which would not prevent or delay consummation of the Merger, or otherwise prevent Buyer or Buyer Subsidiary from performing its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by Buyer and Buyer Subsidiary does not, and the performance of this Agreement by Buyer and Buyer Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for filing and applicable requirements of Buyer under United States securities laws and state securities or “blue sky” laws and the CGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Buyer or Buyer Subsidiary from performing its obligations under this Agreement.

Section 4.4 Ownership of Buyer Subsidiary; No Prior Activities; Assets of Buyer Subsidiary.

     (a) Buyer Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby.

     (b) As of the date hereof and the Effective Time, the capital stock of Buyer Subsidiary is and will be owned 100% by Buyer directly. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Buyer Subsidiary is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Buyer Subsidiary.

     (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Buyer Subsidiary has not and will not have incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

     (d) Buyer will take all action necessary to ensure that Buyer Subsidiary at no time prior to the Effective Time owns any asset other than an amount of cash necessary to incorporate Buyer Subsidiary and to pay the expenses of the Merger attributable to Buyer Subsidiary in connection with the Merger.

     Section 4.5 Financial Resources. Buyer presently has sufficient cash and cash equivalents and lines of credit to pay the Merger Consideration.

     Section 4.6 Brokers. Except for Greene Holcomb & Fisher LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Buyer Subsidiary. All costs and expenses of Greene Holcomb & Fisher LLC shall be borne by Buyer.

ARTICLE V—OPERATION OF BUSINESS OF THE COMPANY UNTIL EFFECTIVE TIME

     Section 5.1 Preservation of Business. From the date hereof to the Effective Time, the Company will exercise reasonable best efforts to preserve intact in all material respects its assets, technology and business organization, maintain its rights and franchises, keep available for itself and the Surviving Corporation the services of its present officers and key employees, and preserve its present relationships with customers, suppliers, regulators, licensors, licensees, lessors, distributors and other persons having significant business dealings with the Company, except as otherwise consented to in writing by Buyer.

     Section 5.2 Ordinary Course. From the date hereof to the Effective Time, the Company will conduct its business and operations in the ordinary and usual course consistent with past practice, except as otherwise required or expressly contemplated by this Agreement or consented to in writing by Buyer.

     Section 5.3 Negative Covenants of the Company. Except as otherwise required or expressly contemplated by this Agreement or consented to in writing by Buyer, the Company will not from the date hereof until the Effective Time:

     (a) split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;

     (b) purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock;

     (c) declare, set aside, or pay any dividend or make any other distribution in respect of shares of its capital stock;

     (d) amend its Articles of Incorporation or By-Laws;

     (e) issue any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for issuances of shares of Class B Common Stock upon the exercise of any currently outstanding options, or designate any class or series of capital stock from its authorized but undesignated Preferred Stock;

     (f) purchase any capital assets or make any capital expenditures, in either case, other than pursuant to existing contractual commitments, purchase any business, purchase any stock of any corporation, or merge or consolidate with any person;

     (g) sell, lease, license, encumber or otherwise dispose of any assets or properties, other than in the ordinary course of business consistent with past practice, which sales, leases, licenses, encumbrances or other dispositions of assets other than inventory, in any event, are not material to the Company;

     (h) incur, assume, or guarantee any indebtedness for money borrowed other than (i) borrowings incurred for working capital purposes under the Company’s existing revolving credit facility or (ii) indebtedness incurred on commercially reasonable terms for the sole purpose of paying all amounts due under the Repurchase Agreement (as defined in Section 7.1(i) hereof) in order to satisfy the condition to closing set forth in Section 7.1(i) hereof;

     (i) enter into any new Employee Plan or program or severance or employment agreement, modify in any respect any existing Employee Plan or program (except as required by law) or any existing employment or severance agreement, or, except as required under existing agreements, grant any increases in compensation or benefits of any employee, officer or director of the Company;

     (j) enter into any collective bargaining agreement or enter into any substantive negotiations with respect to any collective bargaining agreement, except as required by law;

     (k) change or modify in any material respect any existing accounting method, principle, or practice, other than as required by GAAP;

     (l) enter into any new Company Material Contract (other than in the ordinary course of business consistent with past practice), or modify in any respect adverse to the Company any existing Company Material Contract;

     (m) (i) pay, discharge, settle or satisfy any material claims against the Company (including claims of shareholders), liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than (x) the payment, discharge, settlement or satisfaction of such claim, liability or obligation in the ordinary course of business consistent with past practice, (y) modifications, refinancings or renewals of existing indebtedness as permitted by the terms thereof as in effect on the date of this Agreement, or (z) the payment, discharge, settlement or satisfaction of claims, liabilities or obligations reflected or reserved against in the Company Interim Financial Statements (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice;

     (n) enter into any agreement with any of its affiliates;

     (o) (i) relinquish, waive or release any material contractual or other right or claim of the Company, or (ii) knowingly dispose of or permit to lapse any rights in any material Intellectual Property or knowingly disclose to any person not an employee of, or consultant or adviser to, the Company or otherwise knowingly dispose of any Trade Secret or Know-How not a matter of public knowledge prior to the date of this Agreement, except pursuant to judicial order or process or commercially reasonable disclosures in the ordinary course of business consistent with past practice or pursuant to any existing agreement;

     (p) take any action to impair the effectiveness of the actions taken by the Company’s shareholders to approve the Merger;

     (q) take any action or omit to take any action that would or is reasonably likely to (i) result in any of the conditions to the Closing set forth in Article VII not being satisfied, or (ii) prevent, materially delay or materially impede the consummation of the Merger; or

     (r) enter into any commitment to do any of the foregoing.

     Section 5.4 Tax Covenant. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees that it (i) will not, except in the ordinary course of business consistent with past practice, make any material election relating to Taxes or settle or compromise any liabilities for Taxes that, individually or in the aggregate, are material to the Company, and (ii) will promptly notify the Buyer of the making of any request for extension of the time within which to file any Return.

     Section 5.5 Third-Party Consents. The Company shall use its reasonable best efforts, consistent with United States and foreign laws, to obtain any third-party consents necessary to consummate the Merger. The Company shall promptly notify Buyer of any failure or prospective failure to obtain any such consents and, if requested, shall provide copies of all consents obtained to Buyer.

ARTICLE VI—ADDITIONAL AGREEMENTS

     Section 6.1 No Shopping. From the date hereof until the Effective Time, the Company will not, and will not permit any officer, director, financial adviser, or other agent or representative of the Company, directly or indirectly, to:

     (a) take any action to seek, encourage, initiate or solicit any offer from any person or group to acquire any shares of capital stock of the Company, to merge or consolidate with the Company, or to otherwise acquire any significant portion of the assets of the Company (a “Company Third-Party Acquisition Offer”), or

     (b) with respect to a Company Third-Party Acquisition Offer to acquire, by purchase of capital stock, merger, acquisition of assets or otherwise, any of the outstanding capital stock or assets of the Company, engage in discussions or negotiations concerning a Company Third-Party Acquisition Offer with any person or group, or disclose financial information relating to the Company or any confidential or proprietary trade or business information relating to the business of the Company, or afford access to the properties, books, or records of the Company, or otherwise cooperate in any way with, any person or group that the Company has reason to believe is considering a Company Third-Party Acquisition Offer.

     Section 6.2 Access to Information. From the date of this Agreement until the Effective Time, the Company shall give to Buyer and Buyer’s officers and representatives reasonable access to its premises, books and records, and provide Buyer with such financial and operating data and other information with respect to its business and properties as Buyer shall from time to time reasonably request, including, without limitation, all interim financial data as soon as it becomes available; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company.

     Section 6.3 Employee Plans. The Company will, effective at or immediately before the Effective Time, cause any Employee Plans that it may have to be amended, to the extent, if any, reasonably requested by Buyer, for the purpose of permitting such Employee Plan to continue to operate in conformity with ERISA and the Code following the Merger or to terminate any such Employee Plans prior to the Merger if requested by Buyer. In addition, prior to the Closing Date, the Company will take all actions necessary to terminate the Z-World, Inc. 401(k) and Profit Sharing Plan (the “401(k) Plan”) as of a date which is earlier than the Closing Date, including the adoption of any resolutions or 401(k) Plan amendments needed to stop all contributions to the 401(k) Plan, to fully vest all participants in their accounts to the extent required by applicable regulations, and to authorize distributions of 401(k) Plan benefits to participants; it being understood by the parties to this Agreement that the actual distribution of benefits to participants might not occur until a reasonable time following the Closing Date.

     Section 6.4 Employee Benefits. From and after the Effective Time, for purposes of determining eligibility, vesting, and entitlement to vacation and severance benefits for employees actively employed full-time by the Company immediately before the Effective Time under any compensation, severance, welfare, pension, benefit, or savings plan of the Surviving Corporation, Buyer, or any of its affiliates in which active full-time employees of the Company become eligible to participate, service with the Company before the Effective Time shall be credited as if such service had been rendered to the Surviving Corporation, Buyer, or such affiliate.

     Section 6.5 Cooperation. Prior to the Effective Time, to the extent permitted by law, the Company shall (i) confer on a regular and reasonably frequent basis with one or more representatives of Buyer to discuss material operational matters and the general status of the Company’s ongoing operations; (ii) promptly notify Buyer of any significant changes, of which the Company’s executive officers have knowledge, in its business, properties, assets, financial condition or reported or future results of operations; and (iii) promptly provide Buyer (or Buyer’s counsel) with copies of all filings made by it with any state, federal or foreign court, administrative agency, commission or other governmental authority in connection with this Agreement and the transactions contemplated by this Agreement.

Section 6.6 Satisfaction of Conditions to the Merger; Notification.

     (a) Each of the Company and Buyer agrees to use reasonable best efforts promptly to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, as promptly as practicable after the date of this Agreement, including using reasonable best efforts to cause the conditions to the Closing set forth in Article VII to be satisfied.

     (b) Each of the Company and Buyer shall, as promptly as reasonably practicable, give notice to the other of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.1(a) or 7.2(a), as the case may be, would not be satisfied; provided, however, that no notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 6.7 Confidentiality. Each of the parties hereto agrees that it shall remain bound by the terms of the Non-Disclosure Agreement dated August 12, 2004 by and between the Company and Buyer (the “ Confidentiality Agreement ”) through the Effective Time, at which time such agreement shall expire.

     Section 6.8 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable best efforts to take or cause to be taken all action, and do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations, to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

     Section 6.9 Personal Guarantees of Obligations of the Company. Effective as of the Closing Date and conditioned upon the Closing, Buyer hereby agrees to indemnify and hold each of the Company’s then-current or former directors and officers harmless from and against all damage such directors or officers actually suffer as a result of any and all losses, injuries, damages or deficiencies resulting from a guaranty by such directors or officers of indebtedness or other obligations of the Company that are reflected on the Company Financial Statements or the Company Interim Financial Statements or included in the Company Disclosure Schedule, including all judgments, costs, fees (including reasonable attorneys’ fees), and other out of pocket expenses incident to the foregoing.

     Section 6.10 Release of the Company’s Directors and Officers. Effective as of the Closing Date and conditioned upon the Closing, Buyer and the Company do hereby knowingly and voluntarily irrevocably release and forever discharge the Company’s then-current or former directors and officers, from any and all claims, demands and causes of action of any kind or nature whatsoever, whether at law or in equity, either now accrued or hereafter maturing, which Buyer or the Company or either of them now has or hereafter can, shall or may have by reason of any matter, cause or thing, arising on or prior to the Closing Date, whether known or unknown, other than claims of fraud by such directors or officers (the “Released Claims”). Buyer further agrees never to commence, or cause to be commenced, any suit or other proceeding against such directors or officers with respect to any Released Claims.

ARTICLE VII—CONDITIONS TO CLOSING

     Section 7.1 Conditions to Obligation of Buyer and Buyer Subsidiary to Close. The obligation of Buyer and Buyer Subsidiary to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Company under this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as though made on and as of the Effective Time other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by the terms “material” or “Material Adverse Effect” or similar terms of materiality, for purposes of determining whether this Section 7.1(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects).

     (b) Observance and Performance. Company shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or as of the Effective Time.

     (c) No Adverse Change. Except as otherwise disclosed or contemplated in this Agreement (including the Company Disclosure Schedules), there shall have occurred no Material Adverse Change with regard to Company since the date of the Company Interim Financial Statements.

     (d) Shareholder Approval; Dissenting Shares. The approval of the Merger by the shareholders of the Company by the vote required by the CGCL and the Company’s Articles of Incorporation and By-Laws shall be in full force and effect, and such approval shall be by the holders of at least 95% of the Company’s outstanding capital stock so that Dissenting Shares shall not have the possibility of constituting greater than 5% of the Company’s outstanding capital stock.

     (e) Consents of Third Parties. Buyer shall have received duly executed copies of all consents and approvals of third parties to the transactions contemplated hereby referred to in Exhibit D hereto.

     (f) Legal Opinion. Buyer shall have received an opinion, dated the Closing Date, from Morrison & Foerster LLP, counsel to the Company, substantially in the form attached hereto as Exhibit E.

     (g) Indemnification Agreement. Buyer, Norman L. Rogers and The Norman L. Rogers Living Trust shall have entered into an Indemnification Agreement in the form attached as Exhibit F.

     (h) Non-Competition Agreements. Each of Norman L. Rogers, The Norman L. Rogers Living Trust, Systemyde, Monte Dalrymple, Pedram Abolghasem, Joel Baumert and Brian Murtha shall have entered into a Non-Competition Agreement with Buyer in the form attached as Exhibit G.

     (i) Repurchase Agreement. All amounts, including principal and accrued, but unpaid, interest, due under the Agreement For Sale of Rights between the Company and Jacqueline Bowbyes-Rogers dated September 1, 1997 (the “Repurchase Agreement”) shall have been paid in full by the Company. Evidence satisfactory to Buyer of the release of any Liens on the Company’s properties or assets that secure amounts due under the Repurchase Agreement shall have been delivered to the Buyer.

     (j) No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

     (k) Title to Owned Property. Buyer shall have received a title insurance policy covering the Owned Property in form and substance acceptable to Buyer and containing only such exceptions from coverage as are acceptable to Buyer in its sole discretion, and Buyer shall otherwise have determined that the title to, and condition of, the Owned Property is acceptable to Buyer in its sole discretion.

     (l) Leased Property. Buyer shall have received consents and estoppel certificates from the landlord of each Real Property Lease in form and substance acceptable to Buyer in its sole discretion, and Buyer shall have determined that the condition of the Leased Property is acceptable to Buyer in its sole discretion.

     (m) Environmental Matters. Buyer shall have received a Phase I Environmental Site Assessment covering the Owned Property in form and substance acceptable to Buyer in its sole discretion, and Buyer shall have determined that there are no environmental conditions or circumstances affecting the Owned Property that are not acceptable to Buyer in its sole discretion.

     (n) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to Buyer and its counsel.

     (o) Closing Documents. Buyer shall have received such further instruments and documents as may be reasonably required for the Company to consummate the transactions contemplated hereby.

     Section 7.2 Conditions to Obligation of the Company to Close. The obligation of the Company to effect closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Buyer and Buyer Subsidiary under this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as though made on and as of the Effective Time other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by the terms “material” or “Material Adverse Effect” or similar terms of materiality, for purposes of determining whether this Section 7.2(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects).

     (b) Observance and Performance. Buyer and Buyer Subsidiary shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the Effective Time.

     (c) Shareholder Approval. This approval of the Merger by the shareholders of the Company by the vote required by the CGCL and the Company’s Articles of Incorporation and By-Laws shall be in full force and effect.

     (d) Legal Opinion. The Company shall have received an opinion, dated the Closing Date, from Faegre & Benson LLP, counsel to Buyer, substantially in the form attached hereto as Exhibit H.

     (e) No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

     (f) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to the Company and its counsel.

     (g) Closing Documents. Company shall have received such further instruments and documents as may be reasonably required for Buyer to consummate the transactions contemplated hereby.

ARTICLE VIII—TERMINATION

     Section 8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time notwithstanding approval of the Merger by the shareholders of the Company:

     (a) by mutual written consent of the Boards of Directors of Buyer and the Company; or

     (b) by either Buyer or the Company if (i) any of the conditions to their respective obligations specified in Article VII hereof have not been satisfied or waived prior to June 30, 2005, or (ii) the Merger shall not have been consummated on or before June 30, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of this Agreement shall have been the cause of, or resulted in, the failure to satisfy any of the conditions specified in Article VII that are required to have been satisfied prior to the Merger or the failure to consummate the Merger.

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement by either Buyer or the Company, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, shareholders or agents, except as provided in Sections 6.7 and 9.3 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement.

ARTICLE IX—GENERAL PROVISIONS

     Section 9.1 Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto at any time before the Effective Time with respect to any of the terms contained herein.

     Section 9.2 Waiver of Compliance; Consents. Any failure of Buyer or Buyer Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

     Section 9.3 Expenses. Whether or not the Merger is consummated, all costs and expenses (including without limitation the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. In the event that the Merger is consummated and such costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby exceed an aggregate of $200,000, then Norman L. Rogers shall pay to Buyer any amounts in excess thereof promptly upon receipt of invoices from the Buyer.

     Section 9.4 Press Releases and Public Announcements. No party other than Buyer shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement, and any public announcement or press release by Buyer prior to the Effective Time shall require the prior approval of the Company both as to the making of such announcement or release and as to the form and content thereof, except to the extent that Buyer is advised by counsel, in good faith, that such announcement or release is required as a matter of law or under the rules of the U.S. Securities and Exchange Commission or The Nasdaq Stock Market and full opportunity for prior consultation is afforded to the Company to the extent practicable.

     Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Company, to it at:

Z-World, Inc.
2900 Spafford St.
Davis, CA 95616
Telecopy:      (408) 228-8430
Telephone:    (530) 757-4616
Attention: Norman L. Rogers, President

with a copy to:

Richard C. Bond, Jr., Esq.
5N958 Surrey Road
P.O. Box 1222
Wayne, IL 60184
Telecopy:      (630) 443-7795
Telephone:    (630) 443-7795

(b)	If to Buyer or Buyer Subsidiary, to it at:

Digi International Inc.
11001 Bren Road East
Minnetonka, MN 55343
Telecopy:      (952) 912-4998
Telephone:    (952) 912-3125
Attention:      Subramanian Krishnan, Senior Vice President and Chief Financial Officer

with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Telecopy:      (612) 766-1600
Telephone:    (612) 766-8408
Attention:      James E. Nicholson, Esq.

     Section 9.6 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties.

     Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     Section 9.8 Certain Definitions. For purposes of this Agreement, the term:

     (a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

     (b) “Benefit Arrangement” means, with respect to any person, each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, and (ii) covers any employee, former employee (or beneficiary of any employee or former employee) of such person or any subsidiary of such person;

     (c) “Code” means the United States Internal Revenue Code of 1986, as amended;

     (d) “Company Disclosure Schedule” means the disclosure schedule of the Company attached hereto, dated as of the date hereof, and forming a part of this Agreement;

     (e) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     (f) “Employee Plan” means, with respect to any person, each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by such person, any subsidiary of such person or any of their ERISA Affiliates;

     (g) “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

     (h) “ERISA Affiliates” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code;

     (i) “GAAP” means United States generally accepted accounting principles;

     (j) “knowledge” means the actual knowledge of the directors and officers of the respective party and its subsidiaries (if any);

     (k) “Material Adverse Change” and “Material Adverse Effect” mean, with respect to any person, any change or effect that is or is reasonably likely to be materially adverse to the business, operation, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of such person and its subsidiaries (if any) taken as a whole;

     (l) “Multiemployer Plan” means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA;

     (m) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d) of the Securities Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

     (n) “Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and “Return” means any one of the foregoing;

     (o) “Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

     (p) “subsidiary” or “subsidiaries” of any person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries; and

     (q) “Taxes” means all United States federal, state, local, foreign and other net income, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, value added, business enterprise, capital or other taxes, fees, assessments or other charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

     Section 9.9 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (except to the extent such matter is the proper subject of the CGCL, in which event the laws of the State of California shall govern) without giving effect to conflict-of-laws principles.

     Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

     Section 9.11 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.12 Entire Agreement. This Agreement, including the Company Disclosure Schedule, the Exhibits, and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties in respect of the subject matter set forth herein, other than those expressly set forth or referred to in this Agreement, or the Confidentiality Agreement.

     Section 9.13 Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms hereof will continue in full force and effect and will in no way be affected, impaired, or invalidated.

     Section 9.14 Remedies. Nothing contained herein is intended to or shall be construed so as to limit the remedies which either party may have against the other in the event of a breach of any representation, warranty, covenant or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

     Section 9.15 Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement or the transactions contemplated hereby shall be settled exclusively by arbitration, conducted before a single arbitrator in Denver, Colorado in accordance with the rules of the American Arbitration Association then in effect. To the extent not prohibited by governing law and to the extent not inconsistent with the rules of the American Arbitration Association then in effect, the arbitrator shall have full power and discretion to (i) authorize, direct and administer discovery, (ii) determine all threshold issues (e.g., jurisdiction, adequacy of notice, arbitrability, enforceability and scope), (iii) determine the applicability of statutes of limitations, (iv) apply any substantive or procedural rule of law, privilege or other standard, (v) receive evidence, with or without hearings, in such form and manner as may be appropriate under the circumstances, (vi) issue summary judgment or comparable disposition, (vii) allocate the costs and expenses of arbitration and enforcement, including attorney’s fees, and (viii) provide for such remedies or relief, including provisional or temporary relief but excluding punitive damages, as equity or circumstances may warrant. The arbitrator shall not, however, have the authority to add to, detract from or modify any provision hereof. A decision by the arbitrator shall be final and binding, without right of appeal for error or manifest disregard of law. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

DIGI INTERNATIONAL INC.		Z-WORLD, INC.

By:	/s/ Subramanian Krishnan	By:	/s/ Norman L. Rogers

	Name: Subramanian Krishnan		Name: Norman L. Rogers
	Title: Senior Vice President and		Title: President
Chief Financial Officer

KARAT SUB INC.

By:	/s/ Subramanian Krishnan

Name: Subramanian Krishnan
Title: Senior Vice President and
Chief Financial Officer

[signature page to Agreement and Plan of Merger]